UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 23, 2015

Everest Re Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15731	98-0365432

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wessex House – 2nd Floor 45 Reid Street PO Box HM 845 Hamilton HM DX, Bermuda		Not Applicable

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 441-295-0006

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On April 23, 2015, Everest Reinsurance Holdings, Inc., a Delaware corporation (“Seller”), and Clearwater Insurance Company, a Delaware domiciled insurance company (“Buyer”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer all of the outstanding shares of capital stock of Mt. McKinley Insurance Company, a Delaware domiciled insurance company and a wholly-owned subsidiary of Seller (the “Company”). The purchase price shall be paid in cash and based on the statutory book value of the Company as of the closing date, which is expected to be approximately $20 million.

The transaction is subject to receipt of insurance regulatory approvals and satisfaction of other customary closing conditions. The Purchase Agreement also provides for customary termination rights available to each of the parties.  The Purchase Agreement contains customary representations and warranties as well as covenants by each of the parties. Each of Seller and Buyer has agreed to indemnify the other for breaches or inaccuracies of its representations, warranties, and covenants as well as for certain other specified matters.

Concurrently with the closing, Everest Reinsurance (Bermuda), Ltd., a Bermuda limited company and an affiliate of Seller (“Everest Re Bermuda”), Resolution Group Reinsurance (Barbados) Limited, a Barbados exempt insurance company and an affiliate of Buyer (“Resolution Re”), and the Company will enter into a retrocession treaty (the “Retrocession Treaty”), pursuant to which Everest Re Bermuda will retrocede to Resolution Re 100% of the liabilities (subject to the limitations described below) associated with the following policies, which are currently reinsured by Everest Re Bermuda (i) policies written by the Company (then known as Gibraltar Casualty Company) and (ii) policies written by Everest Reinsurance Company (then known as Prudential Reinsurance Company), a Delaware domiciled insurance company and an affiliate of Seller. As consideration for entering into the Retrocession Treaty, Everest Re Bermuda shall transfer, subject to certain adjustments, the Company’s reserves for net losses as of the closing date, currently held by Everest Re Bermuda, to Resolution Re, which is expected to be approximately $146 million (the “Retrocession Payment”). Notwithstanding the foregoing, Resolution Re’s liability under the Retrocession Treaty shall not exceed the sum of (x) $300 million and (y) an amount equal to the Retrocession Payment (the “Maximum Liability”). For purposes of assuring the satisfaction of Resolution Re’s obligations under the Retrocession Treaty,  Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada and an affiliate of Buyer (“Fairfax”), has agreed to guarantee certain obligations of Resolution Re pursuant to a guaranty agreement between Fairfax and Resolution Re (the “Guaranty”). The Guaranty is subject to the terms therein and the Retrocession Treaty, including, among other things, Resolution Re’s limitation of liability under the Retrocession Treaty up to the Maximum Liability. Additionally, concurrently with the closing, the parties shall cause a trust agreement to be entered into among Resolution Re, The Bank of New York Mellon, Everest Re Bermuda and the Company (as beneficiary), in order to secure the obligations of Resolution Re under the Retrocession Treaty.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVEREST RE GROUP, LTD.

By:	/S/ CRAIG HOWIE
Craig Howie
Executive Vice President and
Chief Financial Officer

Dated:  April 29, 2015